Exhibit 24.1

Power of Attorney

I, Ma Changhai, am the legal representative of Weichai Power Co., Ltd. (the “Company”).

Whereas the Company’s subsidiary, Weichai America Corp.(“Wechai America”), intends to sell a portion of its shares of common stock in Power Solutions International, Inc. (“PSI”), and pursuant to Section 13(d) and 16(a) of the U.S. Securities Exchange Act of 1934, Weichai America is required to file an amendment to Schedule 13D and to submit Form 4. In accordance with the relevant provisions of the aforementioned regulations, the Company, as an indirect beneficial owner of PSI, must also have duly authorized representatives execute relevant legal documents, including the Schedule 13D amendment and Form 4.

Now, therefore, I hereby authorize and appoint Sun Chenglong as the authorized representative of the Company to execute, on behalf of the Company, all relevant legal documents, including the Schedule 13D amendment and Form 4, for the aforementioned matters.

Term of Authorization: From August 12, 2025, until the completion of the authorized matters.

The authorized representative shall not have the right to sub-delegate. This authorization is hereby granted.

Company: Weichai Power Co., Ltd.

Legal Representative: /s/ Ma Changhai

Authorized Representative: /s/ Sun Chenglong

Date: August 8, 2025